Atrion Reports Third Quarter Results

Diluted EPS Increases by 8%

ALLEN, TX -- (Marketwire - November 07, 2012) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2012 diluted earnings per share were up 8% and revenues were up 1% compared to the results for the third quarter of 2011.

Atrion's revenues for the quarter ended September 30, 2012 totaled $30.6 million compared with $30.5 million for the same period in 2011. On a diluted per share basis, earnings for the period increased to $3.59 as compared to $3.33 for the same quarter of last year. Net income for the third quarter totaled $7.3 million compared to $6.8 million in last year's third quarter.

Commenting on the results of the third quarter compared to the same period of 2011, David Battat, President and CEO, said, "Revenues for the quarter were flat, with a strong increase in fluid delivery products offsetting lower sales in some areas and quarter-to-quarter fluctuations in others, proving once again the value of a diversified product portfolio. As anticipated, the decline in ophthalmic shipments this past quarter moderated from the level in the first half of this year. Operating income was $327,000 lower than in last year's quarter, a 3% decrease primarily attributable to a $303,000 increase in depreciation and amortization. Last year we spent about $12 million on equipment and automation to increase capacity in select product areas, as well as to continuously improve quality and efficiency throughout our facilities. A similar amount was budgeted for 2012. Depreciation of new equipment begins when each asset is placed in service following the lengthy validations required by regulatory authorities." Mr. Battat added, "The improvement in diluted EPS in this year's third quarter resulted from a significant decrease in our tax rate from 34.4% last year to 28.0% due to the recapture of certain R&D tax credits that were initially disallowed by the IRS. After a lengthy process, an IRS arbitration panel ruled in our favor allowing us 100% of the claimed credits." Mr. Battat concluded, "Significant cash was generated in the quarter increasing cash and investments by $8.8 million to $62.2 million."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                              ---------------------   ---------------------
                                 2012        2011        2012        2011
                              ---------   ---------   ---------   ---------
Revenues                      $  30,637   $  30,457   $  90,565   $  92,185
Cost of goods sold               15,742      15,161      47,168      44,882
                              ---------   ---------   ---------   ---------
    Gross profit                 14,895      15,296      43,397      47,303
Operating expenses                5,218       5,292      16,810      16,766
                              ---------   ---------   ---------   ---------
    Operating income              9,677      10,004      26,587      30,537

Interest income                     411         325       1,060         993
Other income                          -           1           2           3
                              ---------   ---------   ---------   ---------
Income before income taxes       10,088      10,330      27,649      31,533
Income tax provision             (2,829)     (3,556)     (8,914)    (10,883)
                              ---------   ---------   ---------   ---------
    Net income                $   7,259   $   6,774   $  18,735   $  20,650
                              =========   =========   =========   =========

Income per basic share        $    3.60   $    3.35   $    9.30   $   10.22
                              =========   =========   =========   =========

Weighted average basic
 shares outstanding               2,014       2,023       2,015       2,020
                              =========   =========   =========   =========

Income per diluted share      $    3.59   $    3.33   $    9.24   $   10.17
                              =========   =========   =========   =========

Weighted average diluted
 shares outstanding               2,022       2,033       2,028       2,031
                              =========   =========   =========   =========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                                   Sept. 30,      Dec. 31,
ASSETS                                               2012           2011
                                                 ------------   ------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $     22,341   $     24,590
  Short-term investments                               16,354         20,279
                                                 ------------   ------------
    Total cash and short-term investments              38,695         44,869
  Accounts receivable                                  14,579         11,223
  Inventories                                          24,512         24,582
  Prepaid expenses and other                            1,490          2,313
  Deferred income taxes                                   755            755
                                                 ------------   ------------
      Total current assets                             80,031         83,742

Long-term investments                                  23,501         10,336

Property, plant and equipment, net                     58,907         56,370
Other assets                                           11,421         11,447
                                                 ------------   ------------

                                                 $    173,860   $    161,895
                                                 ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                   9,635         10,043
  Line of credit                                           --             --
  Other non-current liabilities                        13,712         13,338
  Stockholders' equity                                150,513        138,514
                                                 ------------   ------------

                                                 $    173,860   $    161,895
                                                 ============   ============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800